EXHIBIT 99.1

TOR Minerals International Reports Fourth Quarter and Year-end 2013 Financial Results

CORPUS CHRISTI, Texas, February 27, 2014 - TOR Minerals International (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the fourth quarter and year-ended December 31, 2013.

Fourth quarter summary

  4Q13 net sales increased 32% to $13.0 million, versus 4Q12 net sales of $9.8 million
  4Q13 net loss of $1.8 million, versus 4Q12 net income of $236,000
  4Q13 loss per share of ($0.60), versus 4Q12 net income per share of $0.07
  Shareholders' equity as of December 31, 2013 increased to $12.84 per diluted share, versus $12.00 at the same time last year
Quarterly Sales by Product Group (in 000's)	4Q13	4Q12	% Change
TiO2 Pigments	$6,144	$3,643	69%
Specialty Aluminas	5,006	4,256	18%
Barium Sulfate and Other Products	1,842	1,924	-4%
Total	$12,992	$9,823	32%

Full-year 2013 summary

  2013 net sales decreased 19% to $46.0 million, versus 2012 net sales of $56.6 million
  2013 net loss of $1.6 million, versus 2012 net income of $5.0 million
  2013 loss per diluted share of ($0.54) per share, versus net income per share of $1.49
Annual Sales Comparison by Product Group (in 000's)	2011	2012	2013	% Change 2013 vs. 2012
TiO2 Pigments	$18,998	$30,662	$19,348	-37%
Specialty Aluminas	17,461	17,870	18,089	1%
Barium Sulfate and Other Products	4,562	8,121	8,584	6%
Total	$41,021	$56,653	$46,021	-19%

During the fourth quarter, net sales increased 32 percent to $13.0 million. Sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products increased 69 percent versus the prior-year quarter, primarily due to a large order for synthetic rutile that did not occur in the prior-year quarter.  Excluding SR sales, titanium dioxide revenue decreased 26 percent, primarily related to continued weakness in the TiO2 industry.  Sales of specialty alumina products, consisting of our ALUPREM and OPTILOAD offerings, increased 18 percent versus the fourth quarter of 2012. Other sales, including BARTEX and BARYPREM decreased 4 percent from the prior-year quarter.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Sales within our TiO2 segment continue to be negatively impacted by the industry-wide decline in TiO2 pricing.  We are implementing measures to address our performance within the TiO2 segment of our business, including adjusting staffing levels and plant schedules to improve operational efficiencies and adjust inventory levels.  Other segments of our business are on track to resume our 15 percent plus targeted growth rate and are helping to partially offset losses.  For example, during the fourth quarter our specialty alumina business, which represents approximately 40 percent of total revenue, showed 18 percent growth during the fourth quarter."

During the fourth quarter of 2013, gross profit was adversely affected by higher cost TiO2 inventory and lower average selling prices.  The Company experienced significantly higher purchase costs for raw materials such as ilmenite ore during the second half of 2012 and, to a lesser extent, in the first half of 2013. In combination with the negative effects of lower average selling prices and lower levels of utilization at the Malaysian SR plant, the Company's cost per metric ton of inventory and TiO2-related products sold during the fourth quarter were substantially higher than the prior year.  As a result, the cost of products sold, including the previously announced $1.3 million write-down of TiO2-related inventory, increased to $14.3 million, or 110.3 percent of sales, as compared to $8.6 million, or 86.7 percent of sales during the same period a year ago.  The Company has recently completed an upgrade to its SR plant in Malaysia, which is expected to produce significant production efficiencies and partially offset the increasing cost per metric ton of TiO2-related products.

Operating expenses decreased 3.3 percent to $1.3 million, primarily related to a decrease in sales and marketing expenses. During the fourth quarter, net loss available to common shareholders was $1.8 million, or ($0.60) per diluted share, as compared to net income of $236,000, or $0.07 per diluted share, during the same period a year ago.

"The outlook for our specialty alumina business is positive revenue growth and profitability expected from this produce group during 2014.  The outlook for our TiO2 business will likely continue to be negatively affected by lower average selling prices and the soft demand trends that are being experienced across the TiO2 industry," said Dr. Karasch. "Our business plans call for focus on our specialty alumina and other growth areas of our business, while continuing ongoing cost containment and efficiency measures. Our plan should allow us to generate positive cash flow and produce near breakeven profitability during the downturn in the TiO2 market."

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on February 27, 2014, to further discuss fourth quarter and full year results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 1357317.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
NET SALES	$12,992	$9,823	$46,021	$56,653
Cost of sales	14,324	8,546	42,566	44,673
GROSS MARGIN	(1,332)	1,277	3,455	11,980
Technical services and research and development	193	111	652	384
General, administrative and selling expenses	1,078	1,204	4,722	5,029
Gain on disposal of assets	-	-	10	(6)
OPERATING INCOME (LOSS)	(2,603)	(38)	(1,929)	6,573
OTHER INCOME (EXPENSE):
Interest expense	(103)	(74)	(389)	(471)
Gain (loss) on foreign currency exchange rate	11	(29)	(140)	(50)
Other, net	-	(1)	18	-
Total Other Income (Expense)	(92)	(104)	(511)	(521)
INCOME (LOSS) BEFORE INCOME TAX	(2,695)	(142)	(2,440)	6,052
Income tax (benefit) expense	(891)	(378)	(824)	1,024
NET INCOME (LOSS)	$(1,804)	$236	$(1,616)	$5,028
Plus: 6% Convertible Debenture Interest Expense	-	-	-	22
Diluted Income (Loss) Available to Common Shareholders	$(1,804)	$236	$(1,616)	$5,050

Income (loss) per common share:
Basic	$(0.60)	$0.08	$(0.54)	$1.81
Diluted	$(0.60)	$0.07	$(0.54)	$1.49

Weighted average common shares outstanding:
Basic	3,012	2,980	3,002	2,781
Diluted	3,012	3,424	3,002	3,394

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Years Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(1,616)	$5,028
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,157	2,470
Inventory write-down	1,329	-
(Gain) loss on disposal of assets	10	(6)
Share-based compensation	109	90
Convertible debenture interest expense	-	22
Deferred income taxes	(1,088)	120
Provision for bad debts	7	69
Changes in working capital:
Trade accounts receivables	(534)	936
Inventories	(5)	(3,777)
Other current assets	1,172	(598)
Accounts payable and accrued expenses	(1,681)	1,385
Net cash provided by operating activities	860	5,739

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(4,230)	(4,881)
Proceeds from sales of property, plant and equipment	3	7
Net cash used in investing activities	(4,227)	(4,874)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments on lines of credit	(598)	(869)
Net proceeds (payments) from export credit refinancing facility	3,498	(906)
Payments on capital lease	(35)	(18)
Proceeds from long-term bank debt	1,283	866
Payments on long-term bank debt	(840)	(862)
Proceeds from the issuance of common stock, and exercise of common stock options	271	198
Net cash provided by (used in) provided by financing activities	3,579	(1,591)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(91)	144
Net increase (decrease) in cash and cash equivalents	121	(582)
Cash and cash equivalents at beginning of year	2,799	3,381
Cash and cash equivalents at end of year	$2,920	$2,799

Supplemental cash flow disclosures:
Interest paid	$396	$429
Income taxes paid	$866	$742
Non-cash financing activities
Conversion of debenture	$-	$1,450

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,920	$2,799
Trade accounts receivable, net	4,526	3,972
Inventories, net	20,753	22,895
Other current assets	596	1,822
Total current assets	28,795	31,488
PROPERTY, PLANT AND EQUIPMENT, net	23,799	22,933
OTHER ASSETS	23	25
Total Assets	$52,617	$54,446

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,279	$4,608
Accrued expenses	1,397	1,864
Notes payable under lines of credit	1,477	2,109
Export credit refinancing facility	3,866	394
Current deferred tax liability	66	173
Current maturities - capital leases	12	33
Current maturities of long-term debt - financial institutions	1,040	1,202
Total current liabilities	11,137	10,383
CAPITAL LEASES	-	12
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	2,918	2,316
DEFERRED TAX LIABILITY	18	1,007
Total liabilities	14,073	13,718
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,012 shares issued and outstanding at December 31, 2013 and 2,987 shares issued and outstanding at December 31, 2012	3,765	3,733
Additional paid-in capital	29,365	29,017
Retained earnings	1,653	3,269
Accumulated other comprehensive income:
Cumulative translation adjustment	3,761	4,709
Total shareholders' equity	38,544	40,728
Total Liabilities and Shareholders' Equity	$52,617	$54,446